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                                                                     EXHIBIT 5.1

July 17, 2001

AmeriQuest Technologies, Inc.
2465 Maryland Road
Willow Grove, Pennsylvania 19090

Re:  Registration Statement on Form S-8 Relating to the
     AmeriQuest Technologies, Inc. 1996 Equity Incentive Plan

Ladies and Gentlemen:

We have acted as counsel to AmeriQuest Technologies, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), relating to the 2,000,000 shares of Common Stock, par value $.01 per share, of the Company (the "Common Stock"), which may be issued under the Company's 1996 Equity Incentive Plan (the "Plan").

In connection with this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the Registration Statement, the Plan, the Restated Certificate of Incorporation of the Company, the Bylaws of the Company and such other certificates, records, statutes and other documents as in our judgment are relevant in rendering this opinion.

Based upon the foregoing, it is our opinion that the shares of Common Stock originally issued by the Company to participants in the Plan will be, when issued in accordance with the terms of the Plan, duly authorized, validly issued, fully paid and non-assessable.

The opinion set forth herein is limited to the General Corporation Law of the State of Delaware.

We consent to the use of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP


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